Exhibit 10.15

DONNELLEY FINANCIAL SOLUTIONS, INC.

FOUNDER’S AWARD (RESTRICTED STOCK)

(2016 PIP)

This Restricted Stock Founder’s Award (“Award”) is granted as of October [●], 2016 (the “Grant Date”) by Donnelley Financial Solutions, Inc., a Delaware corporation (the “Company”), to XXXXXX (“Grantee”).

1. Grant of Award.  This Award is granted as an incentive for Grantee to remain an employee of the Company and share in the future success of the Company.  The Company hereby grants to Grantee XXXXX restricted shares (the “Shares”), subject to the restrictions and on the terms and conditions set forth herein.  This Award is made pursuant to the provisions of the Company’s 2016 Performance Incentive Plan (the “2016 PIP”).  Capitalized terms not defined herein shall have the meanings specified in the 2016 PIP.  Grantee shall indicate acceptance of this Award by signing and returning a copy hereof.  The Shares will be held for you by Computershare until the Performance Vesting Date (as defined below).

2. Vesting.

(a) The Shares will be earned subject to the attainment of the performance condition or conditions as established by the Committee and set forth on Exhibit A hereto (each, a “Performance Condition”) for the applicable performance period (the “Performance Period”) as established by the Committee and set forth on Exhibit A and subject to the time-based vesting conditions set forth below. The Committee shall determine the attainment of each Performance Condition after the applicable Performance Period.

(b) This Award is intended to constitute “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) and is intended to comply the requirements thereof to the extent the Grantee is a “covered person” within the meaning of Section 162(m).

(c) Upon the Acceleration Date associated with a Change in Control, the Shares shall, in accordance with the terms of the 2016 PIP, become fully vested.

3. Treatment Upon Separation from Service.

(a) If Grantee has a separation from service (within the meaning of Treasury Regulation § 1.409A-1(h), hereinafter a “Separation from Service”) by reason of death or Disability (as defined in the applicable Company long-term disability policy as in effect at the time of Grantee’s disability), the Shares shall become fully vested of the date of such Separation from Service.

(b) If Grantee has a Separation from Service other than for death or Disability, the Shares, if unvested, shall be forfeited.

4. Period of Restriction.

(a) Performance-Based Vesting.  Subject to Grantee’s continued employment with the Company through the end of the Performance Period, the performance-based vesting restrictions set forth in this Award with respect to the Shares shall lapse upon certification by the Committee that the Performance Condition for the applicable Performance Period set forth on Exhibit A has been satisfied (the “Performance Vesting Date”). Upon the Performance Vesting Date, all restrictions applicable to the Shares shall lapse. Unless the vesting of the Shares is accelerated under the circumstances set forth above, if the Performance Condition is not satisfied, then the Shares shall be forfeited.

(b) Time-Based Vesting.  In addition to satisfying the Performance Condition as described above, the Shares shall also be subject to the time-based vesting conditions set forth on Exhibit A.  Upon achievement of the Performance Condition and the applicable time-based vesting conditions, the restrictions applicable to the Shares shall lapse.

5. Rights as a Shareholder.  Participant shall have all rights of a shareholder (including, without limitation, dividends  and voting rights) with respect to the Shares, for record dates occurring on or after the Grant Date and prior to the date any such Shares are forfeited in accordance with this Award, except that any dividends or distributions shall, until such time as the applicable restrictions have lapsed, be deposited with the Company or any holder appointed, (together with a stock power endorsed in blank or other appropriate instrument of transfer for dividends or distributions paid in Shares or other securities with respect to the Shares), or credited to Grantee’s book-entry account, as applicable, and shall be subject to the same restrictions (including, without limitation, the need to satisfy the Performance Condition) as such Shares and otherwise considered to be such Shares for all purposes hereunder.

6. Withholding Taxes.

(a) All payments or distributions of Shares or with respect thereto shall be net of any amounts required to be withheld pursuant to applicable federal, national, state and local tax withholding requirements (the “Required Tax Payments”). The Company may require Grantee to remit to it an amount sufficient to satisfy such Required Tax Payments prior to delivery of any certificates for such Shares or with respect thereto. In lieu thereof, the Company shall have the right to withhold the number of Shares equal to the amount of such taxes or may withhold such amount from any other amounts (provided such amounts do not constitute deferred compensation within the meaning of Section 409A of the Code) that are due or to become due from such corporation to the Grantee as the Company shall determine.

(b) Grantee may elect to satisfy his obligation to advance the Required Tax Payments by any of the following means:  (1) a cash payment to the Company, (2) delivery to the Company of previously owned whole shares of Common Stock for which Grantee has good title, free and clear of all liens and encumbrances, having a fair market value, determined as of the date the obligation to withhold or pay taxes first arises in connection with the Award (the “Tax Date”), equal to the Required Tax Payments, (3) directing the Company to withhold a number of Shares subject to this Award having a fair market value, determined as of the Tax Date, equal to the Required Tax Payments or (4) any combination of (1)-(3).  Any fraction of a share of Common Stock which would be required to satisfy such an obligation shall be disregarded and the remaining amount due shall be paid in cash by Grantee.  No certificate representing a share of Common Stock shall be delivered until the Required Tax Payments have been satisfied in full.  For purposes of this Award, the fair market value of a share of Common Stock on a specified date shall be determined by reference to the closing stock price in trading of the Common Stock on such date or, if no such trading in the Common Stock occurred on such date, then on the next preceding date when such trading occurred.

7. Non-Solicitation.

(a) Grantee hereby acknowledges that the Company’s relationship with the customer or customers Grantee serves, and with other employees, is special and unique, based upon the development and maintenance of good will resulting from the customers' and other employees’ contacts with the Company and its employees, including Grantee.  As a result of Grantee’s position and customer contacts, Grantee recognizes that Grantee will gain valuable information about (i) the Company’s relationship with its customers, their buying habits, special needs, and purchasing policies, (ii) the Company’s pricing policies, purchasing policies, profit structures, and margin needs, (iii) the skills, capabilities and other employment-related information relating to Company employees, and (iv) and other matters of which Grantee would not otherwise know and that is not otherwise readily available.  Such knowledge is essential to the business of the Company and Grantee recognizes that, if Grantee has a Separation from Service, the Company will be required to rebuild that customer relationship to retain the customer's business.  Grantee recognizes that during a period following Separation from Service, the Company is entitled to protection from Grantee’s use of the information and customer and employee relationships with which Grantee has been entrusted by the Company during Grantee’s employment.

(b) Grantee acknowledges and agrees that any injury to the Company’s customer relationships, or the loss of those relationships, would cause irreparable harm to the Company.  Accordingly, Grantee shall not, while employed by the Company and for a period of one year from the date of Grantee’s Separation from Service for any reason, including Separation from Service initiated by the Company with or without cause, directly or indirectly, either on Grantee’s own behalf or on behalf of any other person, firm or entity, solicit or provide services that are the same as or similar to the services the Company provided or offered while Grantee was employed by the Company to any customer or prospective customer of the Company (i) with whom Grantee had direct contact during the last two years of Grantee’s employment with the Company or about whom Grantee learned confidential information as a result of his or her employment with the Company or (ii) with whom any person over whom Grantee had supervisory authority at any time had direct contact during the last two years of Grantee’s employment with the Company or about whom such person learned confidential information as a result of his or her employment with the Company.

(c) Grantee shall not, while employed by the Company and for a period of two years following Grantee’s Separation from Service for any reason, including Separation from

Service initiated by the Company with or without cause, either directly or indirectly solicit, induce or encourage any individual who was a Company employee at the time of, or within six months prior to, Grantee’s Separation from Service, to terminate their employment with the Company or accept employment with any entity, including but not limited to a competitor, supplier or customer of the Company, nor shall Grantee cooperate with any others in doing or attempting to do so.  As used herein, the term "solicit, induce or encourage" includes, but is not limited to, (i) initiating communications with a Company employee relating to possible employment, (ii) offering bonuses or other compensation to encourage a Company employee to terminate his or her employment with the Company and accept employment with any entity, including but not limited to a competitor, supplier or customer of the Company, or (iii) referring Company employees to personnel or agents employed by any entity, including but not limited to competitors, suppliers or customers of the Company.

(d) Grantee acknowledges that the non-solicitation restrictions set forth in this Section 7 apply whether or not the Shares subject to this Award actually vest.

8. Miscellaneous.

(a) The Company shall pay all original issue or transfer taxes with respect to the issuance or delivery of the Shares pursuant hereto and all other fees and expenses necessarily incurred by the Company in connection therewith, and will use reasonable efforts to comply with all laws and regulations which, in the opinion of counsel for the Company, shall be applicable thereto.

(b) Nothing in this Award shall confer upon Grantee any right to continue in the employ of the Company or any other company that is controlled, directly or indirectly, by the Company or to interfere in any way with the right of the Company to terminate Grantee’s employment at any time.

(c) This Award shall be governed in accordance with the laws of the state of Delaware.

(d) This Award shall be binding upon and inure to the benefit of any successor or successors to the Company.

(e) Neither this Award nor the Shares nor any rights hereunder or thereunder may be transferred or assigned by Grantee prior to vesting other than by will or the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company or other procedures approved by the Company.  Any other transfer or attempted assignment, pledge or hypothecation, whether or not by operation of law, shall be void.

(f) The Committee, as from time to time constituted, shall have the right to determine any questions which arise in connection with this Award or the Shares.  This Award and the Shares are subject to the provisions of the 2016 PIP and shall be interpreted in accordance therewith.

(g) If Grantee is a resident of Canada, Grantee further agrees and represents that any acquisitions of Common Stock hereunder are for his own account for investment, and without the present intention of distributing or selling such Common Stock or any of them. Further, the Company and its subsidiaries expressly reserve the right at any time to dismiss Grantee free from any liability, or any claim under this Award, except as provided herein or in any agreement entered into hereunder.  Any obligation of the Company under this Award to make any payment at any future date or issue Common Stock merely constitutes the unfunded and unsecured promise of the Company to make such payment or issue such Common Stock; any payment shall be from the Company’s general assets in accordance with this Award and the issuance of any Common Stock shall be subject to the Company’s compliance with all applicable laws including securities law and the laws its jurisdiction of incorporation or continuance, as applicable, and no Grantee shall have any interest in, or lien or prior claim upon, any property of the Company or any subsidiary by reason of that obligation.  If Grantee is a resident of Canada, Grantee hereby indemnifies the Company against and agrees to hold it free and harmless from any loss, damage, expense or liability resulting to the Company if any sale or distribution of the Common Stock by Grantee is contrary to the representations and agreements referred to above.

(h) If there is any inconsistency between the terms and conditions of this Award and the terms and conditions of Grantee’s employment agreement, employment letter or other similar agreement, the terms and conditions of such agreement shall control.

IN WITNESS WHEREOF, the Company has caused this Award to be duly executed by its duly authorized officer.

Donnelley Financial Solutions, Inc.

By:

Name:	Diane Bielawski
Title:	Chief Human Resources Officer

All of the terms of this Award are accepted as of this ___ day of ______, 2016.

Grantee: